Exhibit 99.1

Limoneira Company Announces Preliminary Third Quarter Fiscal Year 2021 Financial Results

Smaller than Expected Avocado Sizing Affecting Total Forecasted California Volume, Partially Offset by Strong Fresh Lemon Utilization in Third Quarter Fiscal Year 2021

Harvest at Limoneira Development Has Closed 556 Lots Since Inception, Including 92 Closings

in the Third Quarter Fiscal Year 2021

Company Expects Third Quarter Fiscal Year 2021 Operating Income to Increase Approximately 80% Compared to Third Quarter Fiscal Year 2020

Expects Third Quarter Fiscal 2021 Earnings Per Share in the Range of $0.18-$0.23 Compared to $0.12 for Third Quarter Fiscal Year 2020

Company Announces Date of Third Quarter Fiscal Year 2021 Earnings Conference Call

SANTA PAULA, Calif.-- (BUSINESS WIRE) – August 25, 2021 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today announced preliminary financial results for the third quarter ended July 31, 2021.

The Company’s fresh lemon utilization has been strong as expected during the third fiscal quarter; however, supply constraints due to delayed harvests in Argentina and Chile paired with congested ports throughout the world have temporarily delayed shipments of many agriculture products including lemons into the fourth fiscal quarter. The highly publicized lack of rainfall throughout California and the West coast has reduced the overall size of the actual avocado fruit pieces, resulting in reduced pounds sold for the Company’s avocados. The lack of rainfall has not affected Limoneira’s lemons in Southern California or Arizona due to the Company’s water assets as well as the irrigation system for the lemon groves.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “Lemon pricing and utilization was strong for the third quarter; however, this was more than offset by the reduced sizing of our avocado fruit due to lack of rainfall. We also experienced the same global logistical delays in the third quarter that are affecting the entire agriculture industry. Even with these temporary challenges, we increased our Operating Income by approximately 80% in the quarter compared to the prior year and continued to perform extremely well in retail food and club grocery with a gradual improvement in domestic food service.”

Mr. Edwards continued, “Our real estate development project, Harvest at Limoneira, continues to perform very well and has now closed 556 lots since inception, including 92 new lot closings in the third quarter of fiscal year 2021. We are confident in the timing of the expected $80 million of cash distributions from Harvest at Limoneira over the next six years beginning in fiscal 2022. In addition, we believe there is potential upside to our stated cash distributions due to increased number of sellable lots entitled in Harvest at Limoneira as well as the potential opportunity of the recently announced medical campus in our East Area 2 development.”

Preliminary Fiscal Third Quarter and First Nine Months of 2021 Results

•	For the third quarter of fiscal year 2021, preliminary total net revenue was approximately $49.0 million, compared to total net revenue of $53.6 million in the third quarter of the previous fiscal year. Agribusiness revenue was approximately $48.0 million, compared to $52.4 million in the third quarter of last fiscal year.

•	During the third quarter of fiscal year 2021, the Company sold 1.1 million domestic lemon cartons at an approximate average price of $21.35, compared to 1.4 million domestic lemon cartons sold at an average price of $18.22 during the prior year period. Through the first nine months of fiscal year 2021, the Company sold 3.8 million domestic lemon cartons at an approximate average price of $19.90, compared to 4.0 million domestic lemon cartons at an average price of $19.03 compared to the same period last year.

•	During the first nine months of fiscal year 2021, the Company has sold 5.65 million pounds of avocados at approximately $1.20 per pound. The pounds sold is lower than previously expected due to smaller size fruit from the lack of rain in southern California.

•	The Company expects preliminary operating income for the third quarter of fiscal year 2021 to be in the range of $2.8 million to $4.2 million compared to the same period last year of $1.8 million.

•	The Company expects preliminary Adjusted EBITDA for the third quarter of fiscal year 2021 to be in the range of $7.2 million to $8.4 million, compared to same period last year of $6.0 million.

•	The company expects preliminary third quarter of fiscal year 2021 earnings per share to be in the range of $0.18 to $0.23 compared to the same period last year earnings per share of $0.12.

Guidance

The COVID-19 pandemic continues to affect the Company’s food service business and industry logistics on a global basis. The Company believes it is prudent to not provide lemon guidance at this time. The Company believes it will experience improving results next year compared to this year due to its stronger position in grocery; as food service and export markets recover and the Company expects lemon prices to increase in fiscal 2022 compared to fiscal 2021.

The Company expects to receive $80 million from Harvest at Limoneira during the next six fiscal years, beginning in fiscal 2022.

Current Harvest at Limoneira Cash Flow Projections

Fiscal Year	2021	2022	2023	2024	2025	2026
Projected Distributions	Neutral	$3 Million	$15 Million	$27 Million	$25 Million	$10 Million

Looking beyond fiscal year 2021, the Company has an additional 1,200 acres of non-bearing lemons estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 200 of the 1,200 acres to become full bearing in fiscal year 2021. Beyond these 1,200 acres, Limoneira intends to plant an additional 250 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2020 level by approximately 50%, or by about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results on September 8, 2021, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, September 22, 2021, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 13722446.

About Limoneira Company

Limoneira Company, a 128-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors

John Mills

Managing Partner

ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods. Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; general economic conditions for residential and commercial real estate development; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s Securities and Exchange Commission (“SEC”) filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes gain or loss on stock in Calavo and sale and disposal of property assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. Adjusted EBITDA in previous periods also excluded LLCB earnings in equity investment which is no longer excluded due to management’s anticipation of future cash distributions related to the investment in LLCB. Adjusted EBITDA for prior periods has been restated to conform to the current presentation. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. The Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.